Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related prospectus of Canadian Imperial Bank of Commerce for the registration of its senior debt securities and to the incorporation by reference therein of our reports dated November 28, 2018 with respect to the consolidated financial statements of Canadian Imperial Bank of Commerce and the effectiveness of internal control over financial reporting of Canadian Imperial Bank of Commerce included in its Annual Report on Form 40-F for the year ended October 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
September 6, 2019